Willis

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made effective as of the 15th day of September 2003 between Willis Americas Administration, Inc. ("Employer"), and Todd Jones ("Employee").

In consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment, Compensation and Benefits. Employer will pay Employee such compensation and benefits as are set forth in the offer letter attached as Exhibit A. Such compensation and benefits may be changed by Employer pursuant to its normal compensation and benefit review procedures or from time to time.

2. Confidential Information and Work for Hire.
a. Employer shall provide Employee with access to nonpublic Employer/Willis1 information to the extent reasonably necessary to the performance of Employee's job duties. Employee acknowledges that all non-public information (including, but not limited to, information regarding Employer's clients), owned or possessed by Employer/Willis (collectively, "Confidential Information") constitutes a valuable, special and unique asset of the business of Employer/Willis. Employee shall not, during or after the period of his/her employment with Employer (i) disclose, in whole or in part, such Confidential information to any third party without the consent of Employer or (ii) use any such Confidential Information for his/her own purposes or for the benefit of any third party. These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without the Employer's consent. Upon termination of Employee's employment hereunder, Employee shall promptly return to Employer all Employer/Willis materials, information and other property (including all files, computer discs and manuals) as may then be in Employee's possession or control.

b. Any work prepared by Employee as an employee of Employer including written and/or electronic repo1ts and other documents and materials shall be "work for hire" and shall be the exclusive property of the Employer. If, and to the extent that, any rights to such work do not vest in Employer automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to Employer all rights to such work and Employee shall cooperate fully with Employer's efforts to establish and protect its rights to such work.

3. Employee Loyalty, Non-competition and Non-solicitation. Employee understands that Employee owes a duty of loyalty to Employer and, while in Employer's employ, shall devote Employee's entire business time and best good faith efforts to the furtherance of Employer's legitimate business interests. All business activity participated in by Employee as an employee of Employer shall be undertaken solely for the benefit of Employer. Employee shall have no right to share in any commission or fee resulting from such business activity other than the compensation referred to in paragraph 1. While this Agreement is in effect and for a period of two years following termination of Employee's employment with Employer, Employee shall not, within the "Territories" described below:

a. directly or indirectly solicit, accept, or perform, other than on Employer's behalf, insurance brokerage,

1As stated above, other than in our Human Capital practice, we have not accepted contingent commissions from carriers.

insurance agency, risk management, claims administration, consulting or other business performed by the
Employer from or with respect to (i) clients of Employer/Willis with whom Employee had business contact or provided services to, either alone or with others, while employed by Employer and, further provided, such clients were clients of Employer/Willis either on the date of termination of Employee's employment with Employer or within twelve (12) months prior to such termination (the "Restricted Clients") and (ii) active prospective clients of Employer/Willis with whom Employee had business contacts regarding the business of the Employer within six (6) months prior to termination of Employee's employment with Employer (the "Restricted Prospects").

b. directly or indirectly (i) solicit any employee of Employer/Willis ("Protected Employees") to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer or (ii) induce any such employee of Employer/Willis to leave the employ of Employer/Willis.
For purposes of this paragraph 3, "Territories" shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of Employer/Willis are present and available for solicitation.

4. Term and Termination. This Agreement shall conmence upon the effective date first set forth above and shall continue until terminated (i) by either party, with or without cause, upon fifteen calendar days prior written notice, (ii) immediately by Employer upon any willful misconduct or material breach by Employee of this Agreement, or (iii) immediately upon the Employee's death or disability (as disability is defined in Employer's Long Term Disability Benefits Plan). Should Employer give Employee fifteen days notice of termination, (i) Employee will not, thereafter, be entitled to access to the office premises of Employer and (ii) said fifteen calendar days shall be treated as two weeks' pay for purposes of severance arrangen1ents and/or calculating pay in lieu of prior notice. Paragraphs 2, 3, 5 and 7 shall survive termination of this Agreement.

5. Mandatory Binding Arbitration. Except for a claim beginning with a request for injunctive relief by Employer, Employer and Employee agree that any dispute arising either under this Agreement or from the employment relationship shall be resolved by arbitration. Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute. The party invoking arbitration shall notify the other party in writing (the "Written Notice"). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association ("AAA") or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitration shall be (i) conducted in accordance with the American Arbitration
Association's National Rules for the Resolution of Employment Disputes, (ii) held at a location reasonably convenient to that office of the Employer at which the Employee had most recently been assigned and (iii) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator's decision shall be final and binding and enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, each party shall bear its own costs, including attorneys' fees, and share all costs of the arbitration equally. Nothing provided herein shall interfere with either party's right to seek or receive damages or costs as may be allowed by applicable statutory law.

6. Representations and Warranties. Employee represents and warrants:

a. except as specifically provided by Employee to Employer in writing, Employee is not subject to either an agreement with any former employer or otherwise or any court order, judgment or decree which places restrictions on Employee's business activities and that if employee i$ subject to any of the foregoing, Employee will, by the earlier of the commencement date of employment or execution of the Agreement provide Employer with a copy of such agreement, order, judgment, or decree; and

b. Employee has reviewed and will abide by the Employer/Willis Code of Ethics.

7. Miscellaneous. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements and understandings regarding the subject matter herein. This Agreement may only be modified by a written instrument signed by both parties. If any term of this Agreement is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except for notices by Employer to Employee which Employer chooses to hand deliver to Employee, any notices given pursuant to this Agreement shall be sent by first class US postal service or overnight courier service to the addresses set forth below (or, to the then current address of a party, with both patties agreeing to promptly provide the other party with written notice of any change in address). This Agreement shall be governed by the law of the state in which Employee is assigned a regular office location by Employer, without giving effect to that state's conflicts of law principles. The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party's rights upon any subsequent breach. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Employer. Should Employee be transferred or reassigned from Employer to a parent company or affiliate of Employer, this Agreement shall be deemed to be automatically assigned by Employer to such new employer. Employee's acceptance of Employee's first payment of compensation from such new employer shall be deemed as Employee's acknowledgment of such assignment. Monetary damages may not be an adequate remedy for Employee's breach of paragraphs 2 or 3 of this Agreement and Employer may, in addition to recovering legal damages (including lost commissions and fees), proceed in equity to enjoin Employee from violating any of the provisions. Upon the commencement by the Employee of employment with any third party, during the two (2) year period following termination of employment hereunder, the Employee shall promptly inform such new employer of the substance of paragraphs 2 and 3 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to become effective as of the date first above written.

EMPLOYER: Willis Americas Administration, Inc.         EMPLOYEE: Todd Jones
7 Hanover Square
New York, NY 10004